Exhibit 99.1

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

08-03-12/10:00 am CT

Confirmation # 2874712

ANALYSTS INTERNATIONAL CORPORATION

Moderator: Brittany McKinney

August 3, 2012

10:00 am CT

Operator:  Please stand by. We are about to begin. Good morning. My name is Chris and I will be your conference call facilitator today. At this time I would like to welcome everyone to the Analysts International Corporation’s 2012 Second Quarter conference call. All lines have been placed on mute to prevent any background noise.

On the call today we have AIC’s President and Chief Executive Officer, Brittany McKinney and Senior Vice President and Chief Financial Officer, Lynn Blake. Brittany and Lynn will update you on the performance of the business, and following their remarks there will be an opportunity for questions and answers.

Before we begin let me remind you that the remarks made during this conference call will contain forward-looking statements. These forward-looking statements are based on current expectations of management and do not guarantee future performance.

Such statements involve inherent risk and uncertainties including those identified in the risk factor section of the company’s most recent filed 10-K and 10-Q. These risk factors could cause actual results to differ materially from those projected in any forward-looking statements.

The company assumes no obligation to update any forward-looking statements made during this conference call. For more information please refer to the company’s press release and SEC filings, which are available on its Web site at www.analysts.com.

As a reminder, this call is being recorded. Thank you. I will now turn the conference over to Brittany.

Brittany McKinney:  Good morning. Thank you for joining our second quarter earnings call. Before I begin, I’d like to introduce Lynn Blake, Senior Vice President and Chief Financial Officer who joined us at the beginning of July.

Lynn brings more than 20 years of experience in both manufacturing and services companies across multiple industries. I’m confident that Lynn’s strong leadership skills and finance experience will benefit AIC and our shareholders. Lynn will provide the details of our Q2 financial performance shortly.

Let me start by summarizing our performance for the quarter. Second quarter revenue grew 1% both sequentially and year-over-year achieving the low end of our expected range.

Although we experienced nearly 6% year-over-year growth in our core business, we didn’t close new business at the rate we expected in the latter half of the quarter.

This lowers the revenue growth trajectory as we enter the second half of the year and as a result we are lowering our full year revenue outlook to flat-to-3%-growth.

While we are managing our cost, the lower revenue will also reduce our earnings outlook which Lynn will detail in a moment.

Let me talk about the reasons for the growth challenges and what we’re doing to address them. As we discussed on the past few calls, our strategy is to go deep and wide in large national accounts where we can develop long-lasting partnerships and offer value-added services.

This is more than a change in strategy. This is a change in culture. This strategy requires us to transition from an organization historically focused on short-term revenue to one that is focused on strategic client opportunities that will be more sustainable and profitable over time.

These changes are taking longer than I had anticipated. Having said that, we are taking the steps necessary to support our strategy and accelerate the change.

In Q2 we hired experienced sales leaders from within the industry to further strengthen our existing team. We also continue to build out the sales structures and processes to support our national sales strategy. I know we’re on the right path due to the progress that we are making.

As I mentioned earlier, we achieved 6% growth in our core business. This is offset by the business we have chosen to exit, which contributed over $2 million in revenue in the first half of 2011.

We are also adding new strategic clients that diversify our portfolio. We are increasing the revenue mix of high-end engagements including project management, business analysts and data and technical architects and we’ve been recognized as one of the best in the industry for client satisfaction according to Inavero’s 2012 Best of Staffing List.

Based on these successes and the steps we are taking we are confident in our ability to accelerate growth going into 2013. Now, let me turn the call over to Lynn.

Lynn Blake:  Thanks, Brittany. Before I update you on the second quarter financial results, I’d like to make a few introductory comments. I am very excited to join AIC as CFO.

I joined the company because of the strong leadership team, excellent brand and the growth potential associated with our strategy. I look forward to helping the team capitalize on these opportunities.

Personally, my goals for the upcoming quarters are to provide financial leadership to effectively execute on the growth strategies, guide the team in managing investments and help scale the business to generate profitable growth and shareholder value.

Now, turning to the second quarter results, we ended Q2 with $27.1 million in revenue, up approximately 1% both year-over-year and sequentially from the first quarter of 2012.

Q2 had 64 billing days, consistent with the first quarter, as well as with Q2 of 2011.

Our second quarter growth margin rate of 23.1% was flat with the prior year quarter and remains in the upper end of the industry range, reflecting our high value service offerings.

Q2 EBITDA was $712,000, compared with $202,000 in Q2 of 2011. Note that the prior year quarter included $746,000 of restructuring costs, compared with $113,000 in restructuring expenses this quarter.

Net income for the second quarter was approximately $500,000, or 10 cents per diluted share, compared to earnings-per-share of 1 cent in the second quarter of 2011, which reflected the one-time expenses in the prior year.

Our Q2 ending cash balance of $3.1 million was up from $2 million at the end of the first quarter.

We had virtually no tax liability at the end of the second quarter, as we currently have $24.6 million of tax benefit associated with net operating loss carry forward.

Now, looking ahead to the third quarter, as Brittany explained we’re entering the second half of the year with a revenue trajectory that’s lower than previously projected due primarily to the time it’s taking to fully execute our national account strategy.

As a result, we expect third quarter revenue to decline in the range of 5% to 8% in the third quarter of 2011, which was our strongest quarter last year.

For Q3 we will have 63 billing days, which is consistent with the number of days in the third quarter of 2011. We anticipate growth margin holding in the range of 23% to 25% and we expect Q3 EBITDA to be in the range of 2% to 3%. This is relatively flat with the Q2 rate but down from the third quarter of 2011.

Looking to the full year 2012 expectations, as Brittany communicated we are lowering our full-year revenue guidance to between flat and 3% top line growth over 2011 based on our revised growth rate expectations for the balance of the year.

We anticipate growth margin in the 23% to 25% range and we are currently projecting EBITDA, as a percent of revenue, in the 2 1/2% to 3% range.

In summary, while we have yet to realize the full financial benefits of our strategy, we believe our investments have positioned us to accelerate growth beyond Q3.

We look forward to updating you on our progress over the remainder of the year. And now we’ll open the line to take your questions.

Operator:  Thank you. If you would like to ask a question today, please signal by pressing the star key followed by the digit 1 on your telephone keypad. If you’re using a Speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.

Once again, please press star, one if you would like to ask a question today, and we’ll pause just a moment for everyone to have an opportunity to signal for questions. And we’ll take our first question from Daniel Zeff of Zeff Capital.

Daniel Zeff:  Hi, why is cash not recovering as expected, back to the $5-plus million range, and when will that happen? Are you having trouble with receivables or how can you address that please?

Lynn Blake:  No, we’re not having any trouble with receivables. On a daily basis our cash fluctuates fairly significantly based on timing of payroll cycles and payments from some of our large clients, so at the current business level our typical cash balance would be anywhere in the $2 ½ or $3 million to $5 million range, and it ranges within that, you know, level daily.

Daniel Zeff:  What’s going to happen in the fourth quarter that you expect to accelerate growth to make up for the decline in the third quarter and the flat performance through the year-to-date?

Brittany McKinney:  Hi, this is Brittany. You know, as we stated in our prepared remarks, we are seeing signs of success in our strategic and national sales strategy. We are expecting the growth to start to begin in the second half of the year as we see those things come to fruition, and that will help position us for 2013.

Daniel Zeff:  It sounds a little risky to put out these estimates because you had a high confidence level previously in the second half recovering and that hasn’t seemed to come to pass yet with your book of business, so I guess the market is sort of thinking that you’re not going to recover in the fourth quarter and into next year. Is there any evidence you can provide us that clients are turning the corner with you?

Brittany McKinney:  In our current book of business, our existing accounts, we have a fairly predictable view of that going forward. Really from a forecast - moving to a strategic cycle, as we know those are longer cycles, what we underestimated is the organizational change to get there.

So from our early success what we’re seeing mid-year is we’ve signed some new strategic account. The activity that we have along that sales strategy has picked up. We’re seeing an increase in the mix of the skills that we’re focused on and we expect that momentum to continue into the second half.

And so the second half we’re really looking at the benefit of our second phase of our strategy, which we began at the beginning of the year.

From an economic factor — I think part of your question alluded to the economic factors — there is still overall growth in IT services and staffing. There’s a lot of variability from period to period, so that impacts a little bit with how quickly we can ramp but the market is still growing.

Daniel Zeff:  And finally, can you address the long-term business plan here? You’ve got a lot of long-suffering shareholders, a lot of changes in management which are ongoing, with a new CFO. What is the board’s strategy here? Can you make more than a million or two a year? Can you make more than management is making itself?

And when do you say, “Let’s look at strategic alternatives, some major buybacks, spin-offs, a sale of the company?” Can you talk about the strategic direction and how you’re going to finally make money for shareholders here?

Brittany McKinney:  Well, let’s start with the latter part of your question first is we continually evaluate the best way to optimize the value of the business. That’s part of our normal planning, normal strategic planning cycle.

I think the early part of your question is what does that look like longer-term. Again, we do expect to get a return on the investments that we’ve been making that will continue to improve both top line and bottom line results.

We believe our strategy can increase and optimize the value of the company, but again, we’re continually looking at the other options strategically that does that as well.

Daniel Zeff:  What are those other strategic options?

Brittany McKinney:  We look at, you know, across the board, just increasing the value of the company and shareholder value, again, operating plans, looking at investment, decisions whether M&A activity. We look at best way for capital structure, all of those things, so the normal things you would look at as a public company.

Daniel Zeff:  And at this price would you consider a major buy-back, and we do appreciate the management’s personal purchases, which I’d like to continue to see also, but at this price, at or below book value and at or below liquidation value, it seems that you might want to do a major buy-back or something here.

Lynn Blake:  This is Lynn. At our current, you know, business level and, as well, cash level that’s not something we’re looking at at this time. We believe we have better opportunities for use of our cash in our organic growth opportunities right now versus a buy-back of shares.

Again, as Brittany said, we continue to, on an ongoing basis, evaluate capital structure and other options together with our board of directors, but it’s not something that is imminent.

Daniel Zeff:  Thank you.

Operator:  Again, we’ll take our next question from Jason Stankowski of Clayton Partners.

Jason Stankowski:  Hi.

Brittany McKinney:  Good morning, Jason.

Jason Stankowski:  Good morning. Can you explain a little bit, just maybe an example of kind of the continuum of either a hypothetical or an actual deal that you guys are working on in the national platform and kind of how it slipped a little bit and sort of what you see.

You know, what progress have you been making so that we can kind of - even though it hasn’t resulted in revenue yet, maybe some anecdotes about, you know, what that investment has, you know, has done for the company so far and then what you expect it to lead into kind of in the back half.

Lynn Blake:  Sure. The way of which we approach national accounts is two-pronged. Most large accounts — and it’s even going to mid-market accounts — have some type of procurement or vendor management organization and we typically go onto the two-pronged approach.

One prong is you have to become some type of a vendor status in the space that we’re in and, you know, we sell into to get a contract, basically, to get the rights to hunt and sell.

At the same time, we are positioning ourselves with our buyers, the end-buyer, within those accounts to basically be able to build that relationship, to be able to get the first right on those projects. Whether that be staffing a managed team or a project-based service we’re selling, really, into both organizations within a large account.

With our national sales strategy historically AIC has serviced large accounts from a single location. As I have talked about in the past, we are a relationship-driven business and we add our value by being at our client’s, working with them, you know, face-to-face. That’s how we build relationships.

Our national strategy is helping us put teams together across all of our offices that are going and building local relationships with accounts so we can go deeper and wider in those accounts.

So, with existing accounts we have those teams put in place. We’re actually seeing results. We’re going into new organizations within large accounts. We’re getting new relationships or we’re starting to build our relationships starting to sell our offerings.

With new accounts it is the same strategy. We just, like, start from scratch and we don’t have the benefit of knowing the accounts from the other locations.

Jason Stankowski:  So in terms of the business you’re kind of hoping to get near-term, what’s the balance between sort of Greenfield opportunities you’re working on with brand new, you know, relationships versus going deeper with your existing accounts? Is it 50/50 or kind of - do you have a sense of that?

Brittany McKinney:  You know, I would say it’s still heavier-weighted on existing account development versus new account development. Percentage-wise, oh, I’d say it’s probably 70. That’d probably be the midpoint on existing.

And this, you know, again, in the prepared remarks we talked a little bit about organizationally and building that new, really, go-to-market approach and having a team-selling approach. We are seeing signs of that. That took longer to get off the ground than we expected, but we’re making progress.

Jason Stankowski:  And, so, that lays out the strategy. Is there a specific example you can give of, you know, a client we’re doing $5 million worth of business with or $1 million worth of business and just sort of the timeline it took to get the additional penetration into the customer and kind of what you expect to have - just some anecdote to put some meat on the bone of what you’re, you know, what you’re seeing come in the back half?

Brittany McKinney:  Certainly. You know, an example that we have, you know, we have a large, local client here in Minneapolis. It’s a long-standing account. It’s eroded over the past several years, although they’re a large buyer of IT services.

We had a local account rep working on it who was spread very thinly across and we just hadn’t really penetrated that account, again, for the last several years.

At the beginning of this year we were higher in leadership and actually (had) the leader Q4 and December of last year. The beginning of this year we started building those structures.

We put an account team on that specific account. We had a couple starts and stops to get the right people across the organization on that team. Over the last, probably, 30 days we actually are seeing success now on two of our other locations where we’re - we’ve got enrolled into the organization. We have proposals in front of the client to drive growth outside of Minneapolis and to other organizations.

Jason Stankowski:  Okay. So - and you’ve paid for all those people all along - or, we’ve paid for all those people all along the way and they just haven’t won anything yet but you feel like they’ve made progress in being positioned to get new business?

Brittany McKinney:  Absolutely.

Jason Stankowski:  Great. Well, thanks a lot for the hard work and keep it up.

Brittany McKinney:  Thank you.

Operator:  There are no further questions at this time. I’ll turn the conference back over to Ms. Brittany McKinney for additional or closing remarks.

Brittany McKinney:  Let me close by saying we continuously demand and believe the market is moving where our strengths lie. I am confident we have the right strategy to capitalize on the market opportunity, and we’re seeing evidence of success and are taking action to accelerate growth. Thank you for your continued support and for your time this morning. Enjoy the rest of your day.

Operator:  This concludes today’s presentation. Thank you for your participation.

END